EXHIBIT 99

COOPER TIRE & RUBBER COMPANY 701 Lima Ave. – Findlay, OH 45840 (419)423-1321 – www.coopertire.com		NEWS RELEASE

[COOPER LOGO]

COMPANY CONTACT	Roger Hendriksen (419) 427-4768	FOR IMMEDIATE RELEASE April 20, 2005

Cooper Tire & Rubber Company Reports
First Quarter Results

First Quarter Highlights

¬ ¬ ¬ ¬ ¬	Net sales increased 7 percent to a new first quarter record
 Sales from North American Tire Operations increased 8 percent
 Unit sales of high performance tires increased 32 percent
 Additional net gain on automotive sale of $6 million
Recapitalization continued with 6.4 million shares repurchased

Findlay, Ohio, April 20, 2005 — Cooper Tire & Rubber Company (NYSE:CTB) today reported a 7 percent year-over-year increase in net sales, achieving a new first quarter record of $514 million in the quarter ended March 31, 2005 compared to $480 million in the same period of 2004.

Net income for the quarter was $5 million or 7 cents per share including an additional $6 million gain on the sale of Cooper-Standard Automotive following final post-closing adjustments. The quarter’s results were also impacted by costs associated with the work stoppage at the Company’s Texarkana, Ark. tire manufacturing facility which began on March 12, 2005 and ended on April 11, 2005. These costs amounted to approximately $7 million pre-tax or 7 cents per share during the quarter. Including the impact of the strike, the Company’s continuing operations generated a net loss of $1 million or 1 cent per share during the first quarter of 2005 compared to net income of $2 million or 3 cents per share in the first quarter of 2004.

During the quarter the Company repurchased 6.4 million shares of common stock for $122 million.

North American Tire Operations

The Company’s North American tire operations reported sales of $464 million in the quarter, up 8 percent compared to $428 million in the first quarter of 2004. This increase was driven by improved pricing and product mix and was partially offset by lower overall unit volumes. Cooper’s shipments of premium performance and light truck tires significantly outpaced the industry during the first quarter, increasing by more than 32 percent and 8 percent respectively. In addition, shipments of Cooper brand products outpaced the industry with an increase of more than 5 percent. Overall unit shipments were down, however, as a result of lower shipments in the economy and broadline tire categories.

First quarter operating profit for the North American Tire operations was $7 million, compared to $13 million in the same period last year. The decline was largely the result of the impact of the strike in Texarkana, higher raw material costs, and lower unit volumes. The prices of virtually all raw materials used in tire production were higher in the quarter. In total, the higher raw material costs reduced North American operating profit by $26 million compared to the prior year.

International Tire Operations

The Company’s International operations reported sales of $65 million in the quarter, essentially even with the first quarter of 2004, and recorded an operating loss of $1 million compared to an operating profit of $3 million last year. The decline in operating profit was driven by higher raw material costs, administrative costs associated with the start-up of Asian operations, timing of advertising expenses in Europe and slightly weaker product and customer mix.

In early April, the Company’s joint venture with Kenda Rubber Industrial Co., LTD was successful in obtaining the final governmental approvals and business license to build the tire plant in China as previously announced and to commence business operations. Construction on the plant is scheduled to begin within the next few weeks.

Commenting on the quarter’s results, Cooper’s chairman, president and chief executive officer Thomas A. Dattilo said, “We are pleased with the growth in sales of our premium products which helped us to start the year with another quarterly sales record. Excluding the impact of the strike in Texarkana, our results were slightly better than we had previously forecast because of the improved pricing, mix and operations.”

Outlook

“We are seeing improvements in our operations and we expect to get better throughout the year. Our expansion projects will continue through the end of the year. These projects will enable us to produce and sell more of the specialty high performance and large light truck tires in the second half of the year and should help us improve our operating efficiency overall. However, we will continue to face challenging market conditions, higher raw material costs and the negative impact from the shutdown in Texarkana in the second quarter and the rest of the year. Because of the strike, our inventory is somewhat lower and less balanced than we would like as we head toward the peak selling season. Supply on some lines will be tight and will likely cause us to lose some sales. The total impact of the strike including direct costs and lost sales could be as much as 20 cents per share in the second quarter. With all of these things considered we expect second quarter earnings per share in the range of 1 to 5 cents,” Dattilo concluded.

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 9:00 a.m. Eastern time. Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s web site at www.coopertire.com.

Company Description

Cooper Tire & Rubber Company is a global company specializing in the design, manufacture and sales of passenger car, light truck, medium truck, motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. With headquarters in Findlay, Ohio, Cooper Tire has 39 manufacturing, sales, distribution, technical and design facilities around the world. For more information, visit Cooper Tire’s web site at: www.coopertireandrubber.com

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk. Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true. It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world, especially the continuation of the global tensions and risks of further terrorist incidents that currently exist;

•	increased competitive activity, including the inability to obtain and maintain price increases to offset higher production or material costs;

•	the failure to achieve expected sales levels;

•	consolidation among the Company’s competitors and customers;

•	technology advancements;

•	fluctuations in raw material and energy prices, including those of steel, crude petroleum and natural gas and the unavailability of such raw materials or energy sources;

•	changes in interest and foreign exchange rates;

•	increases in pension expense resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions;

•	government regulatory initiatives, including the proposed and final regulations under the TREAD Act;

•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;

•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers;

•	litigation brought against the Company;

•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;

•	the inability of the Company to execute the cost reduction/Asian strategies outlined for the coming year; and

•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission.

(Statements of income and balance sheets follow...)

Cooper Tire & Rubber Company
Consolidated Statements of Income
(Dollar amounts in thousands except per share amounts)
	Quarter Ended
	March 31
	2004	2005
Net sales	$480,010	$514,057
Cost of products sold	427,534	465,375

Gross profit	52,476	48,682
Selling, general and administrative	42,972	42,801
Restructuring charges	—	—

Operating profit	9,504	5,881
Interest expense	6,547	14,215
Other income — net	(216)	(6,843)

Income (loss) before taxes	3,173	(1,491)
Provision (credit) for taxes	990	(447)

Income (loss) from continuing operations	2,183	(1,044)
Income from discontinued operations,
net of income taxes	22,116	—
Gain on sale of discontinued operations,
net of income taxes	—	6,260

Net Income	$24,299	$5,216

Basic earnings per share
Income (loss) from continuing operations	$0.03	(0.01)
Income from discontinued operations	$0.30	$0.00
Gain on sale of discontinued operations	$0.00	$0.09

Net Income	$0.33	$0.07	*
Diluted earnings per share
Income (loss) from continuing operations	$0.03	(0.01)
Income from discontinued operations	$0.29	$0.00
Gain on sale of discontinued operations	$0.00	$0.09

Net Income	$0.32	$0.07	*
Weighted average shares outstanding
Basic	74,049	69,871
Diluted	75,042	70,656
Depreciation	$26,600	$25,647
Amortization of intangibles	$791	$732
Capital expenditures	$24,828	$35,197
Segment information
Net sales
North American Tire	$427,947	$463,870
International Tire	65,289	65,489
Eliminations	(13,226)	(15,302)
Segment profit
North American Tire	13,083	7,467
International Tire	3,035	(836)
Unallocated corporate charges and eliminations	(6,614)	(750)
******************************
CONSOLIDATED BALANCE SHEETS
	2003	2004

Assets
Current assets:
Cash and cash equivalents	$70,182	$563,218
Short-Term Investments	—	91,864
Accounts receivable	343,110	387,733
Accounts receivable from sale of automotive operations	—	54,329
Inventories	216,338	276,401
Prepaid expenses, deferred income taxes and other	37,752	38,423
Assets of discontinued operations and held for sale	1,423,723	4,450

Total current assets	2,091,105	1,416,418
Property, plant and equipment	701,340	742,718
Goodwill	45,225	48,172
Restricted cash	2,038	13,380
Intangibles and other assets	154,411	338,544

	$2,994,119	$2,559,232

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable	$5,188	$110
Trade payables and accrued liabilities	282,453	300,786
Income taxes	1,812	914
Current portion of debt	—	—
Liabilities related to the sale of automotive operations	—	6,697
Liabilities of discontinued operations	397,629	231

Total current liabilities	687,082	308,738
Long-term debt	869,533	770,422
Postretirement benefits other than pensions	154,310	172,798
Other long-term liabilities	208,609	191,095
Long-term liabilities related to the sale of automotive operations	—	23,116
Deferred income taxes	25,383	41,757
Stockholders’ equity	1,049,202	1,051,306

	$2,994,119	$2,559,232

* Amounts do not add to due rounding
These interim statements are subject to year-end adjustments